EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT made effective as of the 1st day of January, 1997, between BRAZOS SPORTSWEAR, INC., a Texas corporation (the "Company"), and F. CLAYTON CHAMBERS, a resident of Hamilton County, Ohio (the "Employee");

            1. EMPLOYMENT TERM. The Company hereby employs the Employee for a term commencing on date hereof and, subject to earlier termination as provided in Section 5 hereof, ending on December 31, 1999 (such term being herein referred to as the "term of this Agreement"). The Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

            2. DUTIES. The Employee shall serve the Company in an executive capacity and shall be subject to the general direction and control of the Board of Directors of the Company or its Chairman (the "Board"). The Employee shall report to the President and Chief Executive Officer of the Company and shall perform the executive, management and administrative duties of Vice President and Chief Financial Officer of the Company. The Employee shall also serve as Vice President and Chief Financial Officer of each of BSI Holdings, Inc., a Delaware corporation ("BSI"), and Brazos Embroidery, Inc., a Pennsylvania corporation ("BEI"), and shall perform such other executive, management and administrative functions that are consistent with the foregoing and assigned to him by the Board. The Company agrees that it will assign the Employee those duties, and only those duties, of the type, nature and dignity that are normally assigned to an employee of his position in a corporation of the size, stature and nature of the Company.

            3. EXTENT OF SERVICE. The Employee shall devote his full business time and attention to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement.

            4. SALARY AND BENEFITS. (a) The Company shall pay the Employee a base salary of $12,500.00 per full calendar month of service completed during the term of this Agreement, appropriately prorated for partial months at the beginning and end of the term of this Agreement. Such salary shall be payable in accordance with the normal payroll policies of the Company from time to time in effect. The Company shall have the right to deduct from any payment of all compensation to the Employee hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the Employee.
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            (b) During the term of this Agreement, the Employee shall be entitled to receive the following benefits:

                   (i) The Employee shall be entitled to participate in the
            Company's Key Employee Incentive Plan, and may receive benefits under such Plan in an amount of up to 100% of the Employee's base salary under paragraph (a) above.

                   (ii) For each calendar year during the term of this
            Agreement, the Employee:

                        (A) shall receive a minimum cash bonus of $5,000 for the
                  calendar year ending December 31, 1997, $7,500 for the calendar year ending December 31, 1998 and $10,000 for the calendar year ending December 31, 1999; and

                        (B) may receive such additional bonuses for such
                  calendar years as may be awarded by the Board's Compensation Committee in its sole discretion, taking into account such factors it deems relevant, which may include the Company's actual financial performance in each of those years in relation to its business plan for such years.

            Each bonus for a calendar year under this subparagraph (ii) shall be payable by no later than March 31 of the following year.

                   (iii) The Employee shall be entitled to reimbursement for
            country club dues in an amount not to exceed $200 per month.

                   (iv) The Employee agrees to relocate from his present home in
            Cincinnati, Ohio in the event the Board determines during the term of this Agreement that his duties are such that such relocation would be in the Company's best interests. In such event, the Company agrees to pay the reasonable cost of travel and transportation associated with such relocation, and to provide the Employee and his family with temporary living quarters in the area to which he is being relocated, for up to a maximum of six months, until the Employee obtains permanent living arrangements. If the Company requests such relocation within three years after the date of this Agreement, and if in connection with the Employee's sale of his residence incident to such relocation the net sales price (after deducting brokers' commissions and other reasonable out-of-pocket expenses incurred pursuant to the sale) is less than his original purchase price thereof (the Company having the right to be consulted

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            about, and a right of reasonable approval over, such sales price), then the Company shall pay to the Employee the amount of the difference.

                   (v) The Employee shall also be entitled to receive such other benefits as are generally available to employees of the Company.

            5.    TERMINATION.

            (a) DEATH. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that the Company shall pay the Employee's estate that portion of the Employee's salary accrued through the end of the month in which the Employee's death occurred.

            (b) DISABILITY. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, and such disability shall continue for a period of twelve weeks, then the Company may terminate this Agreement at any time after the expiration of such twelve-week period while such disability is continuing. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement. In the event of a termination pursuant to this paragraph (b), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Employee his base salary through the end of the month during which such termination shall have occurred, less any benefits received by the Employee during such period of disability under any disability benefits plan maintained by the Company.

            (c)   CERTAIN DISCHARGES.

                  (i) DISCHARGE WITHOUT CAUSE. Prior to the end of the term of this Agreement, the Company, on 30 days' prior written notice to the Employee, may discharge the Employee for any reason, without Cause (as defined in subparagraph (ii) below), in which case the Company may terminate this Agreement without further liability to the Employee or his estate in the event of his subsequent death, other than to pay to the Employee or to his estate the Employee's base salary and minimum guaranteed bonuses pursuant to Section 4 for the remainder of the term of this Agreement. Such payments to the Employee shall be made in the same manner and at the same times as they

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            would have been paid had the Employee not been discharged.

                  (ii) DISCHARGE WITH CAUSE. Prior to the end of the term of this Agreement, the Company may discharge the Employee with Cause (as hereinafter defined) without prior written notice, and terminate this Agreement without any further liability hereunder to the Employee or his estate other than to pay to the Employee his base salary accrued to the date of discharge. For purposes of this Agreement, the Company shall have "Cause" to discharge the Employee or terminate the Employee's employment hereunder upon (i) the Employee's commission of any felony or other crime involving moral turpitude, (ii) the Employee's willful or persistent failure or refusal to follow policies or directives established by the Company,
            (iii) the Employee's commission of acts amounting to gross negligence or willful misconduct to the detriment of the Company or its affiliates or (iv) the Employee's breach of this Agreement.

            6. CONFIDENTIAL INFORMATION. The Employee acknowledges that in the course of his employment by the Company and its affiliates he has received and will receive certain trade secrets, programs, lists of customers and other confidential information and knowledge concerning the business of the Company and its predecessor (hereinafter collectively referred to as "Information") which the Company desires to protect. The Employee understands that the Information is confidential and he agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment or relating to the Information and the Employee agrees that all such materials will at all times remain the property of the Company. The provisions of this Section 6 shall survive any termination of this Agreement.

            7. RESTRICTIVE COVENANTS. During the term of this Agreement and for a period of two (2) years thereafter, the Employee shall not: (i) engage, as principal, agent, trustee or through the agency of any corporation, partnership, association or agent or agency, anywhere within the United States (hereafter the "Territory"), in the business of the design, manufacture, sale, marketing or distribution of blank, printed or embroidered apparel products (the "Industry");
(ii) own or hold any beneficial interest of more than the Applicable Percentage of the voting securities in any corporation, partnership or other business entity which conducts its operations, in whole or in part, within the Industry and within the Territory; or (iii) become an employee of or consultant

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to, or serve in any similar capacity with, any business within the Industry which conducts its operations in whole or in part within the Territory. In addition, in any such event and during such period, the Employee further agrees that he shall not, either directly or indirectly, through any person, firm, association or corporation with which the Employee is now or may hereafter become associated, cause or induce any present or future employee of the Company to leave the employ of the Company to accept employment with the Employee or with such person, firm, association or corporation. For purposes of the foregoing, "Applicable Percentage" means (x) one percent (1%), in the case of corporations, partnerships and other business entities having a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or (y) five percent (5%) in all other cases. The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such covenants are operative; but any judgment of a court of competent jurisdiction may define the maximum territory and actions subject to and restricted by this Section 7 and the period of time during which such covenants are enforceable. The provisions of this Section 7 shall survive any termination of this Agreement. The two-year period referred to above shall commence and be effective regardless of the reason for any termination of this Agreement, including (without limitation) the Employee's voluntary resignation or discharge without Cause, provided that in case of a discharge without Cause, this Section 7 shall remain in effect for only so long (if less than two years) after such termination that the Company is continuing to make payments to the Employee pursuant to Section 5(c)(i).

            8. NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

      If to the Employee:           Mr. F. Clayton Chambers
                                    7910 Greylock
                                    Cincinnati, Ohio  45243

      If to the Company:            Brazos Sportswear, Inc.
                                    3860 Virginia Avenue
                                    Cincinnati, Ohio  45227-3487
                                    Attention:  Chairman of the Board

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

            9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be ef-

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fective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            10. ASSIGNMENT. This Agreement may not be assigned by the Employee. Neither the Employee nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.

            11. BINDING EFFECT. Subject to the provisions of Sec- tion 10 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Company.

            12. CAPTIONS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            13. COMPLETE AGREEMENT. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements between the parties concerning the subject thereof.

            14. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

            15. COUNTERPARTS. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date and year first above written.

                                       THE COMPANY:

                                       BRAZOS SPORTSWEAR, INC.

                                       By: _____________________________
                                           RANDALL B. HALE,
                                           Chairman of the Board

                                       THE EMPLOYEE:

                                       _________________________________
                                       F. CLAYTON CHAMBERS

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